Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bar Harbor Bankshares:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-122941) of Bar Harbor Bankshares of our report dated June 26, 2008 relating to the statements of net assets available for benefits of the Bar Harbor Bankshares 401 (k) Plan as of December 31, 2007 and 2006 and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of assets held at end of year as of December 31, 2007 , which report appears in the December 31, 2007 annual report on Form 11-K of Bar Harbor Bankshares 401 (k) Plan.

/s/ KPMG LLP

Albany, New York
June 27, 2008